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                     April 29, 2021

       Steven Cobourn
       Chief Financial Officer
       NextCure, Inc.
       9000 Virginia Manor Road, Suite 200
       Beltsville, MD 20705

                                                        Re: NextCure, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 4, 2021
                                                            File No. 001-38905

       Dear Mr. Cobourn:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences